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                                                                     Exhibit 2.2
M. & M. BOMCHIL
   ABOGADOS



           AMENDMENT TO STOCK PURCHASE AGREEMENT EXECUTED ON
                           DECEMBER 6, 1994

In the city of Buenos Aires, on this 27th day of March 1995, the parties to the Stock Purchase Agreement executed on December 6, 1994 (the "Contract"), Mr. Eduardo Eurnekian representing the Stockholders, and Mr. Fred Vierra representing the Buyer (as said terms are defined in the Contract), agree to partially amend the Contract as provided in this Amendment to Stock Purchase Agreement ("Agreement"). Unless otherwise indicated, all capitalized terms shall have the meaning given them in the Contract.

1) Upon the terms and subject to the conditions set forth in the Contract and this Agreement, at the Closing Stockholders shall sell to Buyer good and exclusive title to fifty-one percent (51%) of the Common Stock of the Company and Buyer shall deliver cash in the form of a bank transfer of readily available monies and negotiable and endorsable promissory notes in payment of the Base Purchase Price as provided below.

2) The Closing Date will be April 30, 1995 or as otherwise agreed by the parties and the Base Purchase Price will be calculated according to the number of EBS's (as defined below) on March 31, 1995 (the "EBS Date").

3) EBS. For the purpose of defining the Base Purchase Price and adjustments to the same, EBS shall have the meaning set forth in
Exhibit 1 to this Agreement.

4) At Closing, Buyer will pay Stockholders an amount equal to U$S 1,500 times fifty-one percent (51%) of the number of EBS on the EBS Date (U$S 321,428,520 as per the example which follows herein), minus fifty-one percent (51%) of all Liabilities to be deducted according to the Contract. Assuming a) revenues in pesos of 12,500,000, b) an EBS number of 420,168 and c) Liabilities of U$S 85 million, the parties contemplate the Base Purchase Price to be U$S 278,078,520. Buyer has already transferred twenty million U.S. Dollars (U$S 20,000,000) of such amount to Stockholders. The Base Purchase Price and the Exercise Price (as defined below) will be paid sixty percent (60%) by a bank transfer of immediately available funds, and forty percent
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M. & M. BOMCHIL                   -2-
   ABOGADOS



(40%) in the form of promissory Notes payable in two years as provided below. The 60%-40% calculation will be made prior to any applicable deductions. Liabilities will be deducted from the 40% calculation.

5) Assuming a Base Purchase Price of U$S 278,078,520 at the Closing, the same shall be paid as follows: Buyer shall deliver to Stockholders
(i) U$S 172,857,112 in cash (after subtracting the U$S 20 million already transferred from Buyer to Stockholders) by bank transfer of readily available funds to the account which Stockholders will indicate and (ii) the balance of U$S 85,221,408 (after subtracting the 51% of the assumed Liabilities of U$S 85 million i.e. U$S 43,350,000) in the form of four (4) promissory notes of U$S 21,305,352 payable in twenty
(20) equal and consecutive monthly installments of U$S 4,261,070, starting the last day of the fourth month after the closing. Each promissory note will bear interest as provided in the Contract. On the last day of the fourth month following the Closing, all interest accrued during such four month period will be paid in full in addition to the first of the twenty monthly installments.

6) Stockholders hereby grant Buyer an option (the "Option") with a term which expires automatically two years after the Closing to purchase up to an additional twenty-nine (29%) of the Common Stock of the Company. The option may be exercised in full or in part from time to time during its entire term.

7) (a) The exercise price of such option (the "Exercise Price") will be calculated by multiplying U$S 1,500 times the number of EBS's on the date of exercise of the Option and then multiplying that number by the percentage amount of the Option which Buyer is exercising at that time (the "Option Amount"). Finally, a percentage of Liabilities as of the EBS Date (March 31, 1995) corresponding to the Option Amount will be subtracted. For purposes of determining the Exercise Price, EBS will be calculated as follows:

                                  R x C  =  EBS
                                  -------------
                                    U$S 29,75
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M. & M. BOMCHIL                   -3-
   ABOGADOS



Where:

R:   Total income in Argentine pesos (Argentine currency) from cable television operations for the month immediately prior to the relevant exercise date. As used herein "total income in Argentine pesos from cable television operations" shall have the meaning that "total income in pesos" has in the definition of EBS attached hereto as Exhibit 1.

C:   That number necessary to convert Argentine pesos into U.S. Dollars at the average of the free market exchange rate in effect six months before and six months after the relevant exercise date.

(b) if, on the relevant Option exercise date, the Company has any line of business other than those in which it is currentely engaged, including telephony operations, the Exercise Price for such lines of the Company business will be calculated by multiplying the Option Amount by the Company's capital expenditures and the unexpended capital contributions from the shareholders from the Closing Date to the date of exercise attributable solely to such line of business. The amount resulting from this procedure will be added to the amount resulting from the procedure foreseen in (a) above.

8) The parties agree that, if COMFER Approval is not received (as provided in Section 5.11 of the Contract) within sixty (60) days of Buyer's providing Stockholders with all COMFER application information for which Buyer is responsible, this Agreement and the Contract will terminate and Stockholders will immediately refund Buyer's US $20 million as provided in Section 7.2 of the Contract. Except for paragraphs 1B, 1C, 1D, 1E and 4, all other conditions in Exhibit 7 of the Contract which would entitle Buyer to return to its US $20 million are hereby waived and without effect.

9) The parties will enter into programming agreements for all of the Programming Assets with a term of two years and a most favored nation clause applicable to each provision, except for provisions in which programming is provided for free. Buyer will have a right of first negotiation to extend such agreements. The parties will agree on the best
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M. & M. BOMCHIL                   -4-
   ABOGADOS



approach to negotiating extensions on all current Company Contracts with third party programmers.

10) The parties will amend fully the Contract and its exhibits in conformity with what is established in this Agreement (for instance, 51% of Liabilities upon the Stockholders and 49% upon the Company, equal number of managers with deadlock voting to be decided by a casting vote of one of the Buyer's directors, non-existance of the veto rights by the Shareholders or their representatives in case of non-agreement). The remaining provisions of the Contract, including but not limited to those related to Representations and Warranties, Conditions to the Obligations, Covenants, Termination and Miscellaneous will remain in effect.

11) All the dates provided in Sections 1.4, 1.5 and 1,8 of the Contract are no longer in effect. All deliveries required prior to Closing will be made three (3) days prior to the Closing Date.

12) After Closing, the senior officers of the Company and their offices will be as follows:

                    Eduardo Eurnekian   Chairman
                    Fred Vierra         Vice Chairman
                    Greg Bicker         CEO

The parties will agree on Mr. Eurnekian's role after Closing at their earliest possible convenience.

13) In the event that all or any portion of the Liabilities deducted from the Base Purchase Price or the Exercise Price as provided herein are not paid when due, Buyer will refund to Stockholders the relevant unpaid portion of such deducted Liabilities (without interest) within six (6) months after all applicable statues of limitation in connection with the non-payment of such Liabilities have expired.

14) The parties agree that the non-competition provision established in Section 8.16 of the Contract will not apply to the current activities which the Shareholders have in Oeste Cable Color S.A.
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M. & M. BOMCHIL                   -5-
   ABOGADOS



15) Mr. Eduardo Eurnekian is personally liable for all the Liabilities which may arise or stem against the Company as a consequence of the case named "Gomez, Jose Alberto and others versus Cablevision S.A." claiming damages which is being heard by the First Instance National Court in Civil Law Nr 54 of the city of Buenos Aires.

16) The parties may agree that the cash portion of the Base Purchase Price which is payable at the Closing Date may be in Argentine pesos (legal currency of the Argentine Republic).

17) This Agreement contains certain principal points on which the parties have agreed. It does not contain all the amendments to the Contract to which the parties have tentatively agreed and it does not constitute the comprehensive, definitive agreement which the parties will execute on or prior to the Closing Date.

M. & M. BOMCHIL
   ABOGADOS



                                   EXHIBIT 1

"EBS": For the purposes of determining the Base Purchase Price and the adjustments to the same, the Stockholders and the Buyer define EBS's as the number derived by dividing (a) the total income in pesos received by the Company for Basic Services and additional outlet charges during the full calendar month immediately prior to that of the Closing Date including all payments for more than one period for such charges if paid in such month, by (b) US $29.75. Notice is made that there is no V.A.T. applicable relation to the income in pesos and that the same will not be considered in relation to the definition established herein and will therefore not be included in the calculation of "total income in pesos". Within 90 days as from Closing Date the amount of EBS will be adjusted as of the EBS Date for the sole purpose of including in the calculation of the Base Purchase Price only those subscribers whose Basic Services were installed before Closing and who have paid their first regularly scheduled billing for Basic Services after the Closing, and excluding from the said calculation only all those Subscribers who as of the Closing Date had paid their first Basic Service billing and who had not paid their second Basic Service billing after the
Closing Date.
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M. & M. BOMCHIL                   -2-
   ABOGADOS



          MODIFICACION AL CONVENIO DE COMPRAVENTA DE ACCIONES
                     SUSCRIPTO EL 6 DE DICIEMBRE DE 1994

En la ciudad de Buenos Aires, a los 28 dias del mes de marzo de 1995, las partes del Convenio de Compraventa de Acciones celebrado el 6 de diciembre de 1994 (el "Convenio"), Sres. Eduardo Eurnekian en representacion de los Accionistas, y el Sr. Fred Vierra en representacion del Comprador (conforme se definen dichos terminos en el Convenio), acuerdan en modificar parcialmente el Convenio conforme se preve en este Acuerdo de modificacion al Convenio (el "El Acuerdo"). Salvo indicacion en sentido contrario, todos los terminos que comiencen con mayusculas tendran el mismo significado que les fuera asignado en el Convenio.

1) En los terminos y sujeto alas condiciones establecidas en el Convenio y este Acuerdo, al Cierre los Accionistas venderan al Comprador titulo suficiente y exclusivo al cincuenta y un por ciento (51%) de las Acciones Ordinarias con derecho a voto de la Compania, y el Comprador abonara el Precio Base de Compra mediante la transferencia bancaria de importes en efectivo inmediatamente disponibles y entrega de pagares negociables y endosables conforme se especifica mas abajo.

2) La Fecha de Cierre sera el dia 30 de abril de 1995, o aquel otro que acuerden las partes, y el Precio Base de Compra sera calculado de conformidad con la cantidad de EBS (conforme se define mas abajo) al dia 31 de marzo de 1995 (la "Fecha EBS").

3) EBS. A los fines de definir el Precio Base de Compra y los ajustes al mismo, el significado de EBS sera aquel establecido en el anexo I a este Acuerdo.

4) Al Cierre, el Comprador abonara a los Accionistas un importe equivalente a US $1.500 multiplicado por el cincuenta y un por ciento (51%) de la cantidad de EBS a la Fecha EBS, (US $321.429.520,00 conforme el ejemplo que se desarrolla en el presente) menos el cincuenta y un por ciento (51%) de todas las Responsabilidades a ser deducidas conforme al Convenio. Suponiendo a) ingresos en pesos por $12.500.000, b) una cantidad de 420.168 EBS y c) Res-
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M. & M. BOMCHIL                   -3-
   ABOGADOS



tual de Responsabilidades existentes a la fecha EBS, (31.03.95) correspondientes a la Cantidad de la Opcion sera restado. A los fines de calcular el Precio de Opcion, los EBS Opcion calculados del modo que sigue:

                                  RxC     = EBS
                               ----------
                               U$S  29.75

En dicho ejemplo:

R: significa ingresos totales en Pesos (moneda de curso legal en la Argentina) provenientes de la actividad de televisi6n por cable durante el mes inmediato anterior a la fecha de ejercicio de la Opcion. A los fines aqui indicados los "ingresos totales en Pesos provenientes de la actividad de television por cable" tendran el significado dado a "ingreso total en Pesos" en la definici6n de EBS adjunta bajo el Anexo 1.

C: significa el numero necesario para convertir los Pesos (moneda de curso legal en la Argentina) en Dolares Estadounidenses conforme al promedio del tipo de cambio libre durante los seis meses anteriores y posteriores a la fecha de ejercicio de la Opcion.

(b) Si a la fecha de ejercicio de la Opcion, la Compania tuviere cualquier otra actividad distinta a la que actualmente desarrolla (vgr. telefonia), el Precio de Opcion por dichas actividades adicionales de la Compania se calculara multiplicando la Cantidad de Opcion por los egresos realizados por la Compania, y por los aportes realizados por los Accionistas que no sean traducidos en egresos por la Compania, desde la Fecha de Cierre a la fecha de ejercicio de la Opcion exclusivamente atribuible a tales actividades. El importe resultante de este procedimiento se adicionara al que resultare al establecido en el apartado (a).

8) Las partes acuerdan que si la Aprobacion del COMFER no se obtiene (conforme se preve en el Articulo 5.11. del Convenio) dentro de los sesenta (60) dias a contar desde que el Comprador provea a los
Accionistas con toda la informacion requerida por el COMFER por la cual el Comprador
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M. & M. BOMCHIL                   -4-
   ABOGADOS



es responsable, este Acuerdo y el Convenio concluiran y los Accionistas devolveran inmediatamente al Comprador los U$S 20.000.000 de conformidad con lo previsto en el Articulo 7.2 del Convenio.
Excepcion hecha de los parrafos 1B, 1C, 1D, 1E y 4 todas las demas condiciones previstas en el Anexo 7 del Convenio que darian derecho al Comprador a la restitucion de sus U$S 20.000.000 son renunciadas por la presente y dejadas sin efecto.

9) Las partes celebraran acuerdos de programacion por todos los Bienes de la Programacion con una extension de dos anos y una clausula de nacion mas favorecida aplicable a cada articulo, salvo para las clausulas en que se estipule la provision de programacion en forma gratuita. El Comprador tendra un derecho de primera opcion de negociacion para la prorroga de dichos convenios. Las partes acordaran la mejor metodologia para negociar la prorroga de todos los Convenios de la Compania actualmente vigentes con programadores terceras partes.

10) Las partes ajustaran todas las clausulas establecidas en el Convenio y sus anexos a lo establecido en este Acuerdo (por ejemplo, 51% de las Responsabilidades sobre los Accionistas y 49% sobre la Compania, igual numero de directores con voto de desempate en favor de uno de los directores del Comprador en caso de empate, inexistencia de derechos de veto por los accionistas o sus representantes en caso de disidencia). Las restantes provisiones del Convenio, especialmente, y sin que se entienda como una limitacion, aquellos relacionados con Declaraciones y Garantias, Condiciones a las Obligaciones, Compromisos, Terminacion, y Varios permaneceran en vigencia.

11) Todas las fechas previstas en los Articulos 1.4, 1.5 y 1.8 del Convenio carecen de efectos. Todas las entregas requeridas con anterioridad al Cierre seran efectuadas tres (3) dias antes de la Fecha de Cierre.

12) Luego del Cierre los directivos de la Compania y sus posiciones seran: Eduardo Eurnekian - Presidente; Fred Vierra -Vicepresidente; Gregory Bicket -Chief Executive Officer. Las partes acordaran sobre el rol del Sr. Eurnekian a la brevedad posible luego del Cierre.
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M. & M. BOMCHIL                   -5-
   ABOGADOS



13) En el caso que todas o parte de las Responsabilidades deducidas del Precio Base de Compra o el Precio de Opcion conforme se preve en el presente no fueren abonadas a sus vencimientos, el Comprador devolvera a los Accionistas los importes que no fueran afectados para cancelar las Responsabilidades deducidas (sin intereses) dentro de los seis (6) meses luego de vencido todo periodo de prescripcion relativo al no pago de dicha Responsabilidad.

14) Las partes acuerdan que la clausula de no competencia prevista en el Articulo 8.16 del Convenio, no es aplicables a las actividades que desarrollen actualmente los Accionistas en Oeste Cable Color S.A.

15) El Sr. Eduardo Eurnekian, se hace responsables en forma personal de todas las Responsabilidades que pueda devenir o sobrevenir a la Compania a consecuencia de los autos caratulados "Gomez Jose Alberto y otros C/ Cablevision S.A. S/ danos y perjuicios" que tramitan por ante el Juzgado Nacional de Primera Instancia en lo Civil Nro. 54, de la ciudad de Buenos Aires.

16) Las partes podran acordar que el pago en efectivo del Precio Base de Compra a realizarse a la Fecha de Cierre sea en Pesos (moneda de curso legal en la Republica Argentina).

13. Este convenio contiene ciertos puntos principales sobre los cuales las partes han acordado. No contiene todas las modificaciones al
Convenio que las partes han tentativamente acordado y no constituye el acuerdo comprensivo y definitivo que las partes celebraran en o antes de la Fecha de Cierre.
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M. & M. BOMCHIL
   ABOGADOS



                                    ANEXO 1

"EBS": a Los fines de la determinacion del Precio Base de Compra y el ajuste al mismo, los Accionistas y el Comprador definen como EBS el numero resultante de dividir (a) el ingreso total en Pesos a la Compania por los rubros de Servicios Basicos y bocas adicionales, durante todo el mes calendario inmediato anterior al de la Fecha de Cierre, incluyendo todo pago correspondiente a mas de un periodo por iguales conceptos en caso de ser abonado en dicho mes, por b) U$S 29,75. Se deja constancia que no existe I.V.A. sobre el ingreso en pesos y que el mismo no se considerara en cuanto a la definicion establecida por las partes en este articulo, por lo tanto no se incluira en el calculo del "ingreso total en pesos". Dentro de los noventa (90) dias a contar desde la Fecha de Cierre, sera ajustada la cantidad de EBS a la Fecha EBS al solo y unico efecto de incluir en el calculo del Precio Base de Compra solamente a los Suscriptores alos que se le hubiesen instalado el Servicio Basico antes del Cierre y que paguen su primera factura regularmente programada por Servicios Basicos con posterioridad al Cierre, y excluir solamente a todos aquellos Suscriptores que a la Fecha de Cierre hubieren abonado su primer facturacion por Servicios Basicos y no abonaren la segunda facturacion por Servicios Basicos con posterioridad al Cierre.